UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

ENVISION SOLAR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-147104	20-8457250
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7675 Dagget Street, Suite 150, San Diego, CA	92111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 799-4583

CASITA ENTERPRISES, INC.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On Wednesday September 29, 2010, Envision Solar International, Inc. (“Envision”) announced the appointment of Desmond Wheatley, 44, as President and Chief Operating Officer of the Company.  A copy of the press release announcing the appointment is attached hereto as Exhibit 99.1.

Mr. Wheatley has been consulting for the Company since May 2010.  In his new role, Mr. Wheatley will assist the Company in the continued development of the Company’s strategy as well as leading the day to day activities.  Prior to joining Envision, Mr. Wheatley was founding partner in the international consulting practice of Crichton Hill LLC.  Prior to this, from 2000 to 2007, Mr. Wheatley held senior management positions at San Diego based Kratos Defense and Security Solutions, Inc. fka Wireless Facilities, Inc including the last five years as President of ENS, the largest independent security and energy management systems integrator in the United States. Mr. Wheatley currently sits on the boards of Admonsters and the Human Capital Group.

The Company and Mr. Wheatley have not yet agreed on a compensation package for his new role.  During this interim period, Mr. Wheatley has agreed to a temporary consulting agreement whereas he will be paid $120 an hour for his services with certain amounts of such compensation eligible for deferment or payable in equivalent stock of the Company.

Item 8.01: Other Events

On August 31, 2010 and September 29, 2010, respectively, Envision issued press releases announcing strategic agreements that the Company has entered into as well as the commencement of work under such agreements.  A copy of the press releases are attached as exhibit 99.2 and 99.3.

Item 9.01: Exhibits

Exhibit No.	Description

99.1	September 29, 2010 Press Release by Envision Solar International, Inc.
99.2	August 31, 2010 Press Release by Envision Solar International, Inc.
99.3	September 29, 2010 Press Release by Envision Solar International, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVISION SOLAR INTERNATIONAL, INC.
October 5, 2010	By:	/s/ Robert Noble
Robert Noble, Chief Executive Officer